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CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

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Q Investments Sends Letter to Cedar Fair Unitholders Urging Them to Support Changes that Enhance Corporate Governance and Dividend Distributions

Largest Cedar Fair Unitholder Believes Separating Chairman and CEO Roles, Providing Meaningful Distribution are Critical to Reversing Underperformance

Fort Worth, TX - December 14, 2010 - Q Investments, which owns approximately 18 percent of Cedar Fair, L.P.'s units, sent a letter to the Company's unitholders today urging them to support two measures it believes will serve as meaningful steps toward reversing the Company's prolonged financial and market underperformance.

The letter calls on Cedar Fair's unitholders to vote FOR two proposals at the Company's upcoming Special Meeting of Unitholders on January 11, 2011. The first proposal would separate the roles of Chairman and CEO, and the second would reinstate what it terms a "meaningful" distribution to unitholders. Q Investments made the following points in support of both proposals:

  Cedar Fair's stock price has underperformed both the broader market and, recently, Six Flags during Richard Kinzel's seven-year tenure as Chairman and CEO.

  Mr. Kinzel openly professes to not being "a finance person." Q Funding believes installing an independent Chairman with financial expertise would help Cedar Fair avoid repeating its recent mistakes and benefit unitholders over the long term.

  It also would infuse some much-needed new thinking into a Board whose members on average have served for more than a decade and who have overseen the Company's underperformance in recent years.

  In today's environment, this is simply good corporate governance.

  As stated in the letter, the Company's Unit price falls when distributions are reduced. Q Funding believes the Company can easily afford to pay a $1.00 per Unit distribution to unitholders, leaving it with about $50 million of annual free cash flow to pay down debt in a normalized environment.

A full text of the letter follows:

December 13, 2010

Dear Fellow Unitholders:

We are asking you to express your desire to see changes at the Company. As justification, you need to look no further than the date of the Company's last significant financial decision on July 29, 2010, the day that it locked in its new financing. Since then, you can clearly see that the Company's equity price has underperformed that of Six Flags, Inc., the other publicly traded regional theme park operator. From July 29, 2010 through October 13, 2010, the price of the Company's Units has DECREASED by 1.3% while the price of Six Flags' shares has INCREASED by 48.4%. Based purely on this relative price performance, we believe the markets have resoundingly said that they do not agree with the Company's current strategy.

In our opinion, this recent financing decision is just one of many missteps that the Company has made over the past few years. We believe another recent misstep was the Company's ill-timed decision to sell the Company to Apollo for $11.50 per Unit, which the unitholders clearly did not support. We can only believe that the actions this Company has taken over the past few years have led to the quandary that investors now find themselves in. It is time that all of us begin to implement change. We believe that there are two immediate actions we should take to begin this transformation.

1. We believe the first necessary action is to separate the roles of Chairman of the Board and Chief Executive Officer. Mr. Kinzel has been the Chairman of the Board since 2003, and bringing in a truly independent Chairman may not only help the Company avoid future missteps, but will also distribute some of the concentrated power that Mr. Kinzel currently enjoys. This step should encourage both a more vibrant discussion at the board level and, we believe, a better thought-out strategic plan. When Mr. Kinzel became Chairman of the Board on May 21, 2003, the Company's Unit price was $26.54, and as of October 13, 2010, its Unit price was $13.62--a decline of over 48.7% during Mr. Kinzel's reign as Chairman of the Board. Over the same period of time, the S&P Index has increased by approximately 27.6%. How many executives who have presided over this type of destruction in value while the general markets have soared still have their current jobs?

2. We believe the second necessary action is to reinstate a meaningful distribution. The Company's recent announcement that it is going to reinstate a mere $0.25 distribution this year is too little too late. Since the Company began reducing its distribution last year, the price of its Units has languished. Many of you presumably depend upon this distribution each year, and in this new world of yield-starved investors, we believe the reinstatement of a meaningful distribution would have an immediate, positive impact on the Company.

We hope that you will agree with our ideas and vote FOR each of our two proposals on the enclosed GREEN proxy card. For a more detailed discussion of the effect of the proposals' approval by a majority vote of the unitholders, please see the accompanying Proxy Statement under "The Special Meeting--Record Date, Quorum and Voting."

Reasons to Vote in Favor of the Separation of Chairman and Chief Executive Officer Resolution

It is the responsibility of the Company's Board of Directors to protect all of our long-term interests by providing independent oversight of management, including the Chief Executive Officer, in directing the Company's business and affairs. Richard Kinzel is currently both the Chairman of the Board and the CEO, and we believe that this structure may not adequately protect us.

We believe that Mr. Kinzel is a skilled operator of theme parks. However, strong operating skills do not automatically translate into exceptional performance in all other important areas that fall within the responsibilities of a Chairman of the Board. Mr. Kinzel himself has stated, "I'm an operations person. I'm not really a finance person."1 We further believe the lawsuit that Mr. Kinzel filed following his margin call on March 3, 20092 further illustrates Mr. Kinzel's own admission that he is "not really a finance person." We believe it foolish to leave the financial leadership of a company that utilizes debt financing to someone who apparently did not fully realize that when you borrow money and your collateral goes down in value, you may have a margin call.

We believe that a Chairman of the Board with financial expertise may have made different financial decisions than those recently made by the Company. For example, the Company recently issued debt in the midst of market unrest, which put numerous restrictions on the Company, including what currently amounts to a $0.36 per annum cap on distributions to unitholders as compared to a $1.90 distribution when the Company had similar earnings.

Questionable Decisions by Mr. Kinzel

Many have also pointed out issues with Mr. Kinzel's advocating the sale of the business to Apollo at $11.50 per Unit late last year and, given the collapse of the transaction and the outright cancellation of the unitholder vote, it would seem that a majority of the unitholders likely agreed with our opposition and did not agree with the direction Mr. Kinzel or the Board wanted to pursue.3

Additionally, we believe that the recent departure of Jack Falfas, the former Chief Operating Officer, reasonably calls into question the stability of the succession planning in the executive office. There has been speculation about the events that led to the departure of Mr. Falfas.4 Clearly, when the number two executive leaves abruptly after 34 years of service with rumors circulating as to why, it is cause for concern. A separate, independent Chairman of the Board may have been able to help Mr. Kinzel and Mr. Falfas work through their differences in a way that would have been in the best interest of the Company and the unitholders.

Country Club Atmosphere on the Board

When looking at the Board, you must not only take notice of the length of time that some of the members have served, but also recognize that, until this year, each director was hand-picked by Mr. Kinzel and his Board. Before the addition of the
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1 See "Cedar Fair chief: Apollo deal will let me concentrate on running the parks," Sandusky Register (January 18, 2010).
2 See Kinzel v. Bank of America (complaint filed September 27, 2010, U.S. District Court, W.D. Ohio, Case No. 3:10-cv-02169-JGC).
3 See "Cedar Fair purchase is hardly a done deal," Sandusky Register (December 22, 2009); "Knott family not excited about Cedar Fair sale," Sandusky Register (December 30, 2009); "More bad news for Cedar Fair deal proponents," Sandusky Register (February 25, 2010); and "The Activist Spotlight," Barron's (February 13, 2010).
4 See the Coasterbuzz.com thread "Breaking news: Sources tell CoasterBuzz that Jack Falfas has resigned as COO of Cedar Fair."

two new Board members earlier this year--when we took actions that forced Mr. Kinzel and the Board to agree to add these two new members--the average age of this Board was 65. While Mr. Kinzel and Mr. Ferreira are the two oldest members at 69, the other Board members are generally the same age, which we believe indicates a lack of age-diversity on the Board.

The average tenure for a Board member is 10 years. When colleagues have been together this long, it can often lead to a very comfortable board setting and to a reduction in the types of debates and vibrant discussions that must occur for companies to be most successful. A new Chairman of the Board could add to the diversity of thought and could facilitate lively discussion in the board room about the various strategic alternatives facing the Company. Had this Board previously had a Chairman who could have driven this type of board-level discussion, the Company might be in a much different position now. A strong, independent Chairman of the Board will help ensure that we continue to diversify the Board and that we put the past behind us.

Disrespecting Unitholders

The Board needs to be reminded that they represent all of us--and that all of us elect them to the Board. Earlier this year, as a sign of extreme disrespect, in our opinion, the Board waited until the very eve of the meeting scheduled to approve the Apollo transaction to inform unitholders that the meeting had been cancelled. Many unitholders did not know that the meeting had been cancelled until they arrived at the Sandusky State Theater the next morning. Needless to say, the unitholders that did show up were incensed and held an impromptu protest meeting.5 Unfortunately, this meeting was not official but, in our opinion, was a clear sign that at least some have come to wonder whether this Board still cares about its unitholders from their seats high up on the mountain top. In our opinion, this is another example illustrating that the Company, led by Mr. Kinzel, could benefit from the additional perspective of an independent Chairman of the Board.

Separation of Powers

Furthermore, separating the roles of Chairman of the Board and CEO is merely good corporate governance. We believe that absolute power at the top of any organization is never a good thing and that unitholders should let Mr. Kinzel operate the business while someone else governs.

Mr. Kinzel has been the CEO of this Company for almost 25 years, and we believe that a strong counterbalance to influence discussion at the board level is, therefore, especially important. Such a Chairman should be someone that all executives within the Company can come to for a free and open discussion without fear of dismissal. Additionally, we believe, in light of recent financial decisions made by the Company, that a Chairman of the Board with a strong background in corporate finance would be helpful.

In Today's Environment,
this is Simply Good Corporate Governance

According to a study released last year by the Yale School of Management's highly respected Millstein Center for Corporate Governance and Performance, "[t]he time has come for independent chairmanship in corporate North America." Otherwise, the study concluded, a board is "led by the one obvious conflicted person to monitor the CEO and senior management: the CEO." Or, in plainer English, how can a board effectively monitor the CEO and his management team when the CEO himself is in charge of the board? Top corporate governance advisors, such as Risk Metrics/ISS and Glass Lewis, have also each recommended the separation of the Chairman and CEO positions as generally the best practice in corporate governance.

We are aware that Mr. Kinzel has an employment agreement saying that he "shall continue to serve as Chairman of the Board until December 30, 2011, provided he is elected a member of the Board." We hope that, in the interest of good corporate governance, Mr. Kinzel would agree to waive this provision and allow for a truly independent Chairman. If he does not, then you could reasonably question whether Mr. Kinzel is putting his own interest ahead of yours.

We, therefore, urge you to vote your GREEN Proxy Card FOR the Separation of Chairman and Chief Executive Officer Resolution.
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5 See "Cedar Fair deal's future in question," Toledo Blade (March 17, 2010).

For a more detailed discussion of the effect of a majority vote approval by the unitholders of the Separation of Chairman and Chief Executive Officer Resolution, please see the accompanying Proxy Statement under "The Special Meeting--Record Date, Quorum and Voting."

Reasons to Vote in Favor of the Distribution Resolution

As can be seen by the chart below, the Company's Unit price falls when distributions are reduced. While the Unit price was also negatively affected by the recession in mid-2008 to early 2009, it is crystal clear that when the Company reduces its distribution, the price of the Units falls drastically. On November 3, 2009, when the Company announced that it was suspending distributions starting in 2010, the Unit price fell by 26% in a single day--from $9.52 to $6.99. Although there can be no assurance that an increase in the distribution would lead to any increase in the Unit price, we believe that an increase will be viewed favorably by the market.

Unit Price vs. Distributions Paid
$34.00
$32.00
$30.00
$28.00
$26.00
$24.00
$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
7/3/2006
10/3/2006
1/3/2007
4/3/2007
7/3/2007
10/3/2007
1/3/2008
4/3/2008
7/3/2008
10/3/2008
1/3/2009
4/3/2009
7/3/2009
10/3/2009
1/3/2010
4/3/2010
7/3/2010
Unit Price
Annualized Distribution

The Last Time the Company Had Similar Earnings
it Was Paying a $1.90 Distribution

As can be seen by the chart below, the Company has been able to pay significant distributions to unitholders in previous years when earnings (which we define as the Company's reported Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization plus one-time costs, such as merger/refinancing fees and legal settlements) have been at approximately the current level. This year's guidance for earnings is $345 to $355 million, and the last time earnings were at a similar level in 2007, the Company was making a distribution of $1.90 per Unit. While we believe that in today's market environment it may be imprudent to reinstate such a distribution, we believe that the Company can easily afford to pay a $1.00 per Unit distribution to unitholders, which would leave it with approximately $50 million of annual free cash flow to pay down debt in a normalized environment.

Adjusted Earnings vs. Annualized Distributions
This year's Adjusted EBITDA guidance is $345 - $355 million. The last time Earnings were at a similar level, the distribution was approximately $1.90.
$380
$360
$340
$320
$300
$280
$260
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
6/30/2007
9/30/2007
12/31/2007
3/31/2008
6/30/2008
9/30/2008
12/31/2008
3/31/2009
6/30/2009
9/30/2009
12/31/2009
3/31/2010
6/30/2010
9/30/2010
Adjusted Earnings
Annualized Distributions

Mr. Kinzel Thinks Reducing Debt is More Important
than Reinstating Meaningful Distributions

Mr. Kinzel has publicly stated that he would like to reduce leverage to around four to four-and-a-half times earnings,6 and is not committed to paying what we would characterize as a meaningful distribution--$1.00 per Unit or more. We believe this is the wrong primary goal. While we believe that some de-leveraging may be prudent, it should not be the number one goal. The number one goal of this Company should be reinstating a meaningful distribution, which we hope will increase the Unit price. At most, reducing leverage should be a secondary goal.

We believe that it is important to distribute as much cash as possible to investors and that distributing cash to investors is especially important in the case of a limited partnership such as the Company. Again, many of you presumably depend upon this distribution each year, and in this new world of yield-starved investors, we believe the reinstatement of a meaningful distribution would have an immediate, positive impact on the Company.

Unfortunately, the covenants in the Company's new debt agreement prevent it from making distributions in excess of $0.36 per Unit for the next couple of years. As we expected, all of us have seen the negative ramifications of the Company's recent actions: the price of the Units has languished since the Company announced the completed financing on July 29, 2010, while the price of Six Flags has increased by 48.4%.

The first step towards rectifying what we view as the present regrettable situation is to work with the Company's creditors to amend the restrictive covenants so the Company can start paying a meaningful distribution again. As noted above, a $1.00 per Unit distribution would be substantially less than the $1.90 per Unit distribution the Company paid when earnings were at similar levels in 2007. Accordingly, paying a $1.00 per Unit distribution should still leave the Company with approximately $50 million for debt reduction in a normalized environment.
________________________

6 Stated by Mr. Kinzel on the Company's Third Quarter 2009, First Quarter 2010 and Second Quarter 2010 earnings conference calls.

Would a separate Chairman of the Board with financial expertise have made different decisions than those recently made by Mr. Kinzel? Of course, there is no way to know; but, we have to believe that, had there been a separate Chairman with financial expertise, there would surely have been a much broader discussion in the boardroom concerning the impact of the recent financing on the distribution.

We, therefore, urge you to vote your GREEN Proxy Card FOR the Distribution Resolution.

For a more detailed discussion of the effect of a majority vote approval by the unitholders of the Distribution Resolution, please see the accompanying Proxy Statement under "The Special Meeting--Record Date, Quorum and Voting."

If you have any questions or need assistance in voting your GREEN proxy card, please call our proxy solicitor, D.F. King & Co., Inc., at (800) 488-8075 (toll-free).

Sincerely,

Q Funding III and Q4 Funding

YOUR VOTE IS EXTREMELY IMPORTANT

We urge you to vote the GREEN proxy card "FOR" Proposal 1 to separate the role of Chairman and Chief Executive Officer and "FOR" Proposal 2 to increase distributions to unitholders.

If you have any questions, would like to request a copy of the Q Investments proxy statement or need help voting your Units, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, NY 10005
Unitholders Call Toll-Free: (800) 488-8075
Banks and Brokerage Firms Call: (212) 269-5550

Media Contact:
Tom Johnson
Abernathy MacGregor
(212) 371-5999

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